UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 6, 2005

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620
(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2005, Baxter Healthcare S.A., an indirect wholly-owned subsidiary of Baxter International Inc. (the “Company”) entered into a three-year 500 million Euro syndicated credit facility with the lenders named therein as parties thereto, J.P. Morgan Europe Limited (as Administrative Agent), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Argentaria S.A., San Paolo IMI S.p.A. and Deutsche Bank Securities Inc. (as Syndication Agents) and J.P. Morgan plc, Deutsche Bank Securities Inc. and ABN AMRO Bank N.V. London Branch (as Mandated Lead Arrangers and Joint Book Runners). The new 500 million Euro credit facility, which terminates on January 7, 2008, replaces a similar facility which expired in October 2004. The Company has agreed to fully and unconditionally guaranty this facility, pursuant to a Guaranty Agreement, dated as of January 7, 2005.

This credit facility enables Baxter Healthcare S.A. to borrow funds on an unsecured basis in Euros, Swiss Francs, or United States Dollars at variable interest rates, and contains customary covenants.

There are no borrowings outstanding under this credit facility.

Some of the lenders under this credit facility and their affiliates have various relationships with the Company and certain of its subsidiaries, involving the provision of financial services, including cash management, investment banking, securitization, and leasing services. In addition, the Company has entered into interest rate and foreign exchange derivative arrangements with some of the lenders and their affiliates.

This Credit Agreement and the Guaranty Agreement are being filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 respectively.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant

The response to Item 1.01 above is incorporated herein by reference.

Item 2.06 Material Impairments

As previously announced on December 9, 2004, the Company suspended enrollment in the Phase II/III clinical study in Europe of its PreFluCel influenza vaccine. Management of the Company determined that as a result of expected delays in launching the product, during which time the Company would be incurring operating expenses as well as R&D costs, the expected undiscounted future cash flows of the assets related to the flu vaccine will be substantially less than the $226 million net book value of the assets. On January 6, 2005 management of the Company, in consultation with the Company’s Audit Committee, concluded that a material charge for impairment of the Company’s flu vaccine assets is required to be recorded during the fourth quarter of 2004 in accordance with generally accepted accounting principles (“GAAP”). Accordingly, the Company will record a non-cash, after-tax charge of approximately $170 million for the write-down of certain assets related to its flu vaccine program.

In addition, management of the Company decided in December 2004 not to fund further development of technology acquired in 2001 for the development of an erythropoietin drug (EPOMAX) for the treatment of anemia beyond the currently ongoing clinical trials. Due to the resulting uncertainty of successful commercialization of the product, on January 6, 2005 management of the Company, in consultation with the Company’s Audit Committee, concluded that a material charge for impairment of the Company’s assets is required to be recorded during the fourth quarter of 2004 in accordance with GAAP. Accordingly, the Company will record a non-cash, after-tax charge of approximately $45 million for the write-down of the intellectual property acquired and a related manufacturing facility.

Also, as a result of manufacturing process improvements at the Company’s Neuchâtel, Switzerland facility, and the existing manufacturing capacity available at Thousand Oaks, California where the Company’s Recombinate® Antihemophilic Factor product is produced, the Company determined in December 2004 that the additional capacity of the “Suite D” facility at Thousand Oaks is not needed and has decided to keep Suite D fully decommissioned for the foreseeable future. On January 6, 2005 management of the Company, in consultation with the Company’s Audit Committee, concluded that a material charge for impairment of the Company’s assets is required to be recorded during the fourth quarter of 2004 in accordance with GAAP. Accordingly, the Company will record a non-cash, after-tax charge of approximately $30 million for the write-down of excess recombinant manufacturing assets relating to the “Suite D” facility.

Each of these non-cash impairment charges was determined in connection with the Company’s quarterly asset impairment review and in conjunction with the preparation of its financial statements for the year ended December 31, 2004. None of the above-mentioned impairment charges will result in incremental future cash expenditures.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Credit Agreement, dated as of January 7, 2005, among Baxter Healthcare S.A., the lenders named therein as parties thereto, J.P. Morgan Europe Limited (as Administrative Agent), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Argentaria S.A., San Paolo IMI S.p.A. and Deutsche Bank Securities Inc. (as Syndication Agents) and J.P. Morgan plc, Deutsche Bank Securities Inc. and ABN AMRO Bank N.V. London Branch (as Mandated Lead Arrangers and Joint Book Runners).

10.2	Guaranty Agreement, dated as of January 7, 2005, by Baxter International Inc. in favor of J.P. Morgan Europe Limited (as Agent), in respect of obligations of Baxter Healthcare S.A. under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC. (Registrant)

By:	/s/ Marla S. Persky
Marla S. Persky Acting General Counsel and Acting Corporate Secretary

Date: January 10, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 7, 2005, among Baxter Healthcare S.A., the lenders named therein as parties thereto, J.P. Morgan Europe Limited (as Administrative Agent), ABN AMRO Bank N.V., Banco Bilbao Vizcaya Argentaria S.A., San Paolo IMI S.p.A. and Deutsche Bank Securities Inc. (as Syndication Agents) and J.P. Morgan plc, Deutsche Bank Securities Inc. and ABN AMRO Bank N.V. London Branch (as Mandated Lead Arrangers and Joint Book Runners).

10.2	Guaranty Agreement, dated as of January 7, 2005, by Baxter International Inc. in favor of J.P. Morgan Europe Limited (as Agent), in respect of obligations of Baxter Healthcare S.A. under the Credit Agreement.